Exhibit 99.1

News Media Contact:

DynaVox

Dave Colson

Communications Director

(412) 995-4090

Investor Contact:

DynaVox

Ray Merk

VP Administration

(412) 209-6547

DynaVox Announces Receipt of NASDAQ Notice to Delist Shares

PITTSBURGH, PA – April 10, 2013 – DynaVox (NASDAQ: DVOX) today announced that it received notification on April 5, 2013 that The NASDAQ Stock Market LLC (“NASDAQ”) has determined to delist the Company’s Class A common stock from the NASDAQ Global Select Market, effective with the open of business on April 16, 2013. As previously disclosed, on October 2, 2012, the Company received a notice from NASDAQ indicating it was not in compliance with NASDAQ’s $1.00 minimum bid price requirement. The delisting is the result of the Company’s failure to regain compliance with this requirement. The Company will not appeal the NASDAQ staff’s determination.

The Company has been advised by OTC Markets Group Inc. that its Class A common stock will be immediately eligible for trading on the OTCQB marketplace effective with the open of business on April 16, 2013. The Company’s Class A common stock will continue to trade under the symbol DVOX.

Forward-Looking Statements

This press release contains forward-looking statements which reflect our current views with respect to, among other things, the listing and trading of our Class A common stock. You can identify these forward-looking statements by the use of words such as “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (SEC), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About DynaVox Inc.

DynaVox Inc. is a holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox provides speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.